Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

Titan Medical Inc.

Toronto, Canada

We hereby consent to the use of our report dated March 23, 2022, relating to the financial statements of Titan Medical Inc. (the “Company”) included in this Annual Report on Form 20-F for the year ended December 31, 2021.

We also consent to the incorporation by reference of such reports into the Company’s Registration Statement on Form F-3 (File Nos. 333-232898 and 333-238830), and Registration Statements on Form S-8 (File Nos. 333-229612, 333-240018 and 333-255497).

/s/ BDO Canada LLP
BDO Canada LLP

Toronto, Canada

March 23, 2022

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.